Exhibit 10.4
WAIVER
     This WAIVER (this “Waiver”) is entered into as of August 9, 2007 by and between CASH SYSTEMS, INC., a Delaware corporation (the “Company”), and HIGHLINE CAPITAL PARTNERS QP, LP (the "Investor”), with reference to the following facts:
     A. The Company entered into that certain Securities Purchase Agreement, dated as of October 6, 2006 (the “Agreement”) by and among the Company and the Buyers (as defined in the Agreement), whereby the Company issued, among other things, certain Senior Secured Convertible Notes (the "Notes”) convertible into the Company’s common stock, par value $0.001 per share (the “Common Stock”), in accordance with the terms of the Notes.
     B. As of June 30, 2007, the Company failed to meet certain financial thresholds set forth in Section 14(f) of the Notes (the “Default Test Failure”).
     C. The Company has requested that the Investor, as a holder of Notes, waive such Default Test Failure and, subject to the terms hereof, Investor has agreed during the Waiver Period (as defined below) to waive such Default Test Failure on the terms and subject to the conditions set forth herein.
     D. Concurrently herewith, the Company has also requested waivers from the other holders of Notes pursuant to waivers in form and substance identical to this Waiver (the “Other Waivers”, and together with this Waiver, the “Waivers”).
     NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized terms used and not otherwise defined in this Waiver shall have the meanings given to them in the Agreement.
     2. Waiver of Default Test Failure. During the period (the “Waiver Period”) commencing on June 30, 2007 and ending on August 20, 2007 (the “Waiver Termination Date”), the Investor hereby waives any Event of Default (as defined in the Notes) arising under the Notes or any other Transaction Document as a result of the Default Test Failure (the “Waiver Defaults”). The Company hereby acknowledges and agrees that nothing contained herein shall constitute any agreement by the Investor to waive any failure by the Company to meet the financial thresholds set forth in Section 14(f) of the Notes for any period subsequent to June 30, 2007 or any agreement by the Investor to waive the Waiver Defaults, if any, after the Waiver Period or any agreement by the Investor to waive any other Event of Default. Notwithstanding the foregoing, the Company acknowledges and agrees that if the transactions contemplated by the Amendments (as defined below) have not been consummated by the Waiver Termination Date, the Waiver Defaults shall constitute Events of Default under the Notes as of the original default date as if the Waiver contained herein was not granted.

     3. Amendment to the Transaction Documents. The Company and the Investor each agree to use reasonable best efforts to enter into an amendment to the Transaction Documents to reflect the terms set forth on Exhibit A attached hereto (the “Amendments”) as soon as reasonably practicable and in no event later than the Waiver Termination Date.
     4. Reaffirmation of Obligations. The Company hereby confirms and agrees that, except as set forth in Section 2 above, (i) the Agreement, the Registration Rights Agreement, the Securities, the Security Documents and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, (ii) to the extent that the Agreement or any other Transaction Document purports to assign or pledge to the Buyers and the holders of the Securities, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Notes and any other Transaction Document, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the Notes, and (iii) the execution, delivery and effectiveness of this Waiver shall not operate as an amendment of any right, power or remedy of the Buyers under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document.
     5. Fees and Expenses. The Company shall pay or cause to be paid all legal fees and expenses of counsel for Portside Growth and Opportunity Fund incurred in connection with the transactions contemplated by the Waivers and the Amendments on the earlier to occur of (x) the Waiver Termination Date and (y) the date of the consummation of the transactions contemplated by the Amendments. Except as otherwise set forth in this Agreement and the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with transactions contemplated hereby.
     6. Effectiveness. Upon execution of Waivers by the Company and the Required Holders, this Waiver shall become effective as of the date first written above (the “Effective Date”).
     7. Disclosure of Transactions and Other Material Information. On or before 5:30 p.m., New York City time, on the first Business Day following the date of this Waiver, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Waiver in the form required by the 1934 Act and attaching this Waiver (including Exhibit A attached hereto) as an exhibit to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.
     8. Remedies. The Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Waiver shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this

Waiver and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Waiver, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.
     9. Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Waiver or any other Transaction Document are several and not joint with the obligations of any other Buyer, and the Investor shall not be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document or Other Waiver. Nothing contained herein or in this Waiver, any Other Waiver or any other Transaction Document, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and other Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and other Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver, any Other Waiver or any other Transaction Document and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Waiver, any Other Waiver and any other Transaction Document. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Waiver, any Other Waiver or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.
     10. No Third Party Beneficiaries. This Waiver is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
     11. Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     12. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Waiver and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WAIVER OR ANY TRANSACTION CONTEMPLATED HEREBY.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Waiver has been executed as of the date first written above.

HIGHLINE CAPITAL PARTNERS QP, LP
By:	/s/ Howard M. Singer
	Name:	Howard M. Singer
	Title:	COO

AGREED TO AND ACCEPTED BY: CASH SYSTEMS, INC.
By:	/s/ Michael Rumbolz
	Name:	Michael Rumbolz
	Title:	Chief Executive Officer

Exhibit A

Face Amount	$22,000,000 (10% increase in face amount)
Coupon	7.5%
Warrants	487,500 (175,000 share increase)
Adjusted to 20% premium to trailing 3-day VWAP ending August 14, 2007
Warrant strike	Floor price of $7.25 and ceiling price of $8.00
Additional put date	▪ Up to $8mm of face value putable on 10/10/08 @ par
Call date	▪ Up to $8mm of face value callable on 10/10/08 @ 130%
Covenant adjustments
($ millions)

	Jun	Sep	Dec	Mar	Jun	Sep	Dec
	2007	2007	2007	2008	2008	2008	2008	Thereafter
Consolidated EBITDA	$0.25	$0.25	$0.25	$0.50	$1.00	$1.25	$1.50	$1.75
Total Debt to EBITDA Ratio	NA	NA	NA	NA	NA	NA	NA	$4.75